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                                                                     EXHIBIT 4.4

                           CERTIFICATE OF CORRECTION
                                      TO
      CERTIFICATE OF DESIGNATIONS FOR SERIES B CONVERTIBLE PREFERRED STOCK
                                      OF
                            ASIAINFO HOLDINGS, INC.

     ASIAINFO HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY THAT:

     1.  The name of the corporation is AsiaInfo Holdings, Inc.

     2. That a Certificate of Designations for Series B Convertible Preferred Stock (the "Certificate of Designations") was filed with the Delaware Secretary of State on 27 August 1999 and that such Certificate of Designations requires corrections as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracies or defects to be corrected in the Certificate of Designations are contained in Sections 4 and 5(d)(i) and are set forth as follows:

          Section 4:

          Upon the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the Series B Holders will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of any class or series of stock to which the Series B Preferred Stock ranks senior an amount equal to US$7.5419 per share plus all accrued and unpaid dividends on shares of Series B Preferred Stock outstanding as of the date of such liquidation, dissolution or winding-up (the "Liquidation Preference").
          ...

          Section 5(d)(i):

          The "Conversion Rate" as used herein is a ratio, the numerator of which is $7.5419 and the denominator of which is the "Series B Conversion Price" in effect at the time of the conversion. The Series B Conversion Price will initially be $7.5419 and will be adjusted as follows from time to time if any of the events described below shall have occurred after the date hereof.

     4. Such provisions contain typographical errors that incorrectly state an amount of US$7.5419 instead of the correct amount of US$7.6033.

                                       1
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     5.   Sections 4 and 5(d)(i) of the Certificate of Designations in corrected form are as follows:

          Section 4:

          Upon the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the Series B Holders will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of any class or series of stock to which the Series B Preferred Stock ranks senior an amount equal to US$7.6033 per share plus all accrued and unpaid dividends on shares of Series B Preferred Stock outstanding as of the date of such liquidation, dissolution or winding-up (the "Liquidation Preference").
          ...

          Section 5(d)(i):

          The "Conversion Rate" as used herein is a ratio, the numerator of which is $7.6033 and the denominator of which is the "Series B Conversion Price" in effect at the time of the conversion. The Series B Conversion Price will initially be $7.6033 and will be adjusted as follows from time to time if any of the events described below shall have occurred after the date hereof.



                            [signature page follows]

                                      -2-
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     IN WITNESS WHEREOF, AsiaInfo Holdings, Inc. has caused this Certificate to be signed by James Ding, its Chief Executive Officer, this 2/nd/ day of September, 1999.



                                             /s/ JAMES DING
                                             -------------------------------
                                             James Ding
                                             Chief Executive Officer